Exhibit 10.5

[THIS EXHIBIT HAS BLACKED OUT CERTIN FINANCIAL INFORMATION IN SECTIONS 4.2 AND
5.3 WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]


                               IMS-dodo Agreement


THIS IMS-dodo Agreement (hereinafter "Agreement") is made and entered into as of March 5, 2001 (the "Effective Date") by and between:

(i) IMS, Innovative Medical Services, a business duly organized under the laws of the State of California with its principal of place of business at 1725 Gillespie Way, El Cajon, CA 92020 (hereinafter "IMS"); and,

(ii) dodo & Company, a business duly organized and doing business under the Laws of Korea with its principal place of business at Dabo Bldg., 577 Shinsa-Dong, Kangnam-Ku, Seoul, Korea (hereinafter "dodo"). Each shall be designated "Party" and collectively, the "Parties" hereinafter with reference to the following:



                                    RECITALS


The following provisions form the basis for, and are hereby made a part of, this
Agreement:

A. WHEREAS IMS (Innovative Medical Services) is a US corporation in the business of manufacturing and developing array of products and is being traded on the Nasdaq Small Cap, located in El Cajon, California;

B. WHEREAS dodo is a Korean company doing business in the arena of cosmetics and beauty enhancement products; and

C. WHEREAS THE PARTIES, now mutually desire to establish and maintain a relationship pursuant to which IMS, as the holder of proprietary rights to Axen, grant dodo an exclusive right to utilize Axen to formulate dodo's premium brand cosmetic line for the purposes of manufacturing and distribution of dodo Axen-based products to Korean market and non-exclusive rights to distribute Products to dodo's normal marketing channels in countries other than Korea.



                                    AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to all of the following provisions:


                             ARTICLE 1 - DEFINITIONS

1.1 Axen: shall mean the non-toxic, environmentally friendly silver ion (Ag+) based aqueous disinfectant formulated for the specific use as prevention against contamination by potentially pathogenic bacteria and viruses. Axen has been approved by the U.S. Patent Office and is pending issuance. Axen is protected under U.S. Patent Application Number 09/169.229, allowed on July 18, 2000.

1.2 Product: shall mean all products and technologies of IMS utilizing Axen and its derivative technologies as used in cosmetic products.

1.3 dodo Products: shall mean all cosmetic related products developed by dodo with the aid of IMS, utilizing Axen as its active ingredient and shall include among others all Silverion line of products.

1.4 Agreement: shall mean this contract being entered in to by and between IMS and dodo.

1.5 Effective Date: shall mean March 5, 2001. However, a formal signing ceremony for official publicizing of this Agreement is to be held on March 16, 2001 at Seoul, Korea where the Parties shall be signing a document not inconsistent with the terms and provisions of this Agreement, solely for the purposes of memorializing this Agreement.

1.6 Know-how: means all technology, techniques, processes, methods and other trade secrets and confidential information developed or controlled by IMS and disclosed to dodo during the Term of this Agreement, and relating to the manufacturing and or/ packaging of a Product, whether or not any such Know-how is covered or protected by any Patents.

1.7 Patents: means and includes any United States or corresponding foreign Patents relating to Axen method of formulation and conformed chemistry of Axen and any continuations, continuations-in-part, divisions and/or reissues thereof that relate to Axen.

1.8 Quarter: means a calendar quarter during the Term hereof, except that the first Quarter shall be from the Effective Date hereof to the end of the then current calendar quarter.

1.9 Term: means the Term of this Agreement, as set forth and defined in article 5 of this Agreement.


1.10 Territory: means the Territory as set forth and defined in article 3 of this Agreement.


1.11 IMSA: means Innovative Medical Services Asia, a business under incorporation process under the appropriate laws of the Republic of Korea, and will have its principal place of business at Hanra Classic Officetel, Suite 710, Yeoksam-Dong, Kangnam-Ku, 824-11, Seoul, Korea.


                        ARTICLE 2 - TECHNOLOGY OWNERSHIP

2.1 Parties acknowledge the ownership and Intellectual Property Rights of IMS, according to the following:

    2.1.1 The term "Intellectual Property Rights" shall mean all forms of proprietary rights, titles, interests, and ownership relating to patents, copyrights, trademarks, trade dresses, trade secrets, know-how, mask works, droit moral (moral rights), and all similar rights of every type that may exist now or in the future in any jurisdiction, including without limitation all applications and registrations thereof.

    2.1.2 IMS shall have and retain all ownership, right, title, interest, and all Intellectual Property Rights and proprietary rights of every kind whatsoever in and to all Products and IMS Property shall under no circumstances be deemed to be "joint works of authorship," "works made for hire," or any other designation tending to imply that dodo has or retains ownership or authorship rights therein or thereto. To the extent that any such rights vest initially with dodo by operation of law or for any other reason, dodo hereby perpetually and irrevocably assigns, transfers, and quitclaims all such rights to IMS.

    2.1.3 dodo shall retain all ownership, right title, interest, and all Intellectual Property Rights and proprietary rights of every kind in and to all dodo Products. dodo will provide IMS with all data, including but are not limited to, test results; marketing data; and, further research and development of dodo Products upon request of IMS on an as needed basis. Dodo Products shall under no circumstances be deemed to be "joint works of authorship," "works made for hire," or any other designation tending to imply that dodo has or retains ownership or authorship rights therein or thereto.

                      ARTICLE 3 - LICENSE GRANT (Territory)

3.1 dodo shall be granted exclusive right to use Axen for developing, manufacturing, marketing and distribution of dodo Products within Korea and shall further be granted non-exclusive marketing and distribution rights of the Axen based dodo Products to any established dodo distribution channel in countries other than Korea. Dodo is hereby strictly prohibited from reselling or redistribution of Axen to any entity other than dodo.

3.2 The Agreement does not prohibit foreign cosmetic manufacturers marketing and distributing their own Axen based formulation in Korea. However, IMS agrees to protect the Korean market for dodo by providing a temporary ban of any sales of Axen based cosmetics manufactured by foreign makers within anywhere in Korea, until August 31, 2002 provided that the launching of the dodo Product occurs before September 1, 2001.


                    ARTICLE 4 - ROYALTIES AND OTHER PAYMENTS

4.1 Research & Development Reimbursement (Lumpsum): In consideration of the rights being granted herein, dodo shall pay IMS in the amount of $200,000 USD to be wire transferred to IMS designated account in appropriate currency at the exchange rate available at the time of payment. This payment shall be designated as dodo's payment for reimbursing IMS for Axen related research and Development costs and shall be paid according to the following schedule:

    4.1.1 10% or $20,000 USD to be paid at the time of signing the Agreement (Mar. 4, 2001). This initial 10% payment is refundable within first 90 days or before June 5, 2001 should dodo decide not to pursue further on this Agreement. However, the 10% payment shall be non-refundable for any reason after June 5, 2001. The refund if necessary shall be paid by IMS within 30 days of dodo's notice to IMS;

    4.1.2 30% or $60,000 USD to be paid within 10 days of the approval from Korean Food & Drug Administration as to the safety of the dodo Products. dodo shall be responsible for the due diligence proceeding of the development of dodo Products and subsequent governmental approval process;

    4.1.3 30% or $60,000 USD shall be paid on or before September 1, 2001 provided that the KFDA has made final approval. This 30% is payable regardless of the status of the dodo Products launch ; and,

    4.1.4 remaining 30% or $60,000 USD shall be paid exactly one year from the launching of dodo Products unless the Parties have mutually agreed to terminate the Agreement prior to the one year from launch date.

    4.1.5 The foregoing R&D Reimbursement shall be deducted from the royalty due IMS at the rate of: 40% deduction for the first calendar year of this Agreement ending on December 31, 2001; additional 40% deduction for the second calendar year period from January 1, 2002 through December 31, 2002; and, the remaining 20% deduction for the third calendar year period from January 1, 2003 through December 31, 2003. The deduction under this Section 4.1.5 shall be on royalty payment alone and if a royalty for the said time period is less than the deduction to be made for the same time period, it shall accrue for the deduction on the subsequent calendar year thereafter.

4.2 Royalty: Further in consideration of the rights being granted herein, dodo shall pay royalties to IMS for Axen according to the following schedule and terms:

    4.2.1 The royalty shall be payable out of the Net Sales of dodo Products. Net Sales is defined as dodo's gross sales of the Axen based dodo Products less 15% of the dodo's gross sales less Axen raw material costs incurred by dodo [dodo gross sales - (15% + Axen raw material cost)] for the period;

    4.2.2 The royalty for the first year is set at XXX% of the Net Sales;

    4.2.3 The royalty for the second year of operation is set at XXX% of the Net Sales;

    4.2.4 The royalty for the third year of operation is set at XXX% of the Net Sales;

    4.2.5 The royalty for the fourth year of operation is set at XXX% of the Net Sales;

    4.2.6 The royalty for the fifth year of operation is set at XXX% of the Net Sales;

    4.2.7 The royalty shall be paid semi-annually (every two quarters). The first royalty payment shall be calculated based on the Net Sales from the launch date to the end of December, 2001 and thereafter. dodo must provide the royalty report for approval to IMS no later than fifteen
          (15) days from the completion of accounting on the previous quarter. The royalty payment then must be wire transferred to IMS account within fifteen (15) days of IMS' approval of dodo's report;

    4.2.8 Any adjustment necessitated by dodo's overpayment or underpayment of royalties shall be made within a reasonable time after discovery of such overpayment or underpayment;

    4.2.9 Parties agree to adhere with all applicable laws governing the taxation on royalties hereunder. Furthermore, any tax withholdings on royalties mandated by applicable laws shall be deducted accordingly by dodo with proper tax credits issued to IMS.


                        ARTICLE 5 - TERM AND TERMINATION

5.1 The Term of the Agreement shall be for five (5) years from the launching of the dodo Product provided that the launching of the dodo Product occurs before September 1, 2001. Any extension of this Agreement must be re-negotiated between the Parties at least six (6) months prior to the expiration of the Agreement.

5.2 Agreement Assignment to IMSA: Upon the establishment of IMSA and the completion of the Joint Venture relationship between IMS and IMSA, all rights, obligations, terms and provisions of this Agreement will be fully assigned to IMSA and IMSA shall thereafter assume the rights and obligations of IMS under this Agreement. Dodo acknowledges and fully accepts that IMS may assign this Agreement to IMSA at IMS's sole discretion. However, assignment to IMSA specified hereunder shall not relieve IMS of the claims arising out of Axen product liabilities. Parties agree that as the future assignee of this Agreement, IMSA shall be a signatory of this Agreement.

5.3 Axen Price & Required Minimum Purchase: As the initial pricing point, IMS guarantees the following price to dodo in return for dodo's purchase of the following minimum quantities:

    5.3.1 One 55 gallon barrel of Axen at 100 PPM solution priced at $XXXXXX
          USD;

    5.3.2 dodo to purchase minimum of 40 barrels for the next three years at the price stated in Section 5.3.1 above, and minimum of 12 barrels in the first twelve (12) months of Effective Date and fourteen (14) barrels minimum per each succeeding twelve months increment;

    5.3.3 When and if a more favorite price than the price of Section 5.3.1 above is negotiated between IMS and Foretech of Hong Kong, dodo shall immediately benefit by receiving the Foretech price for dodo's subsequent purchases of Axen.

    5.3.4 dodo is strictly prohibited from discussing, revealing or divulging the price as specified in section 5.3.1 above to any party not a signatory to this Agreement.

5.4 Termination by IMS: The license rights granted to dodo by virtue of this Agreement can be terminated in whole or in part by IMS at any time by notifying dodo with the Defects for such termination at a ninety (90) days' notice to dodo. dodo shall then have the right to cure the Defects to the satisfaction of IMS within the ninety (90) days notice period. Upon curing the Defects satisfactorily by dodo within the notice period, IMS shall not terminate the Agreement for the Defects. If no actions to cure the Defects are taken by dodo, the termination will be effective at the conclusion of such ninety (90) day Notice. For the purposes of this Section 5.4, Defects shall mean: (1) bankruptcy of dodo; (2) insolvency of dodo; (3) any fraudulent acts of dodo; and, (4) default on payments of royalty and other payments.

5.5  Termination for Breach: Either party may terminate this Agreement on sixty
     (60) days' prior written notice if the other party is in default or breach of any material provision of this Agreement, provided, however, that if the other party causes or diligently commences to cure the breach or default within such sixty (60) day period, this Agreement shall continue in full force and effect. Failure to terminate this Agreement for any default or breach shall not constitute a waiver by the aggrieved party of its right to terminate the Agreement for any other default or breach. Upon breach by dodo and the subsequent termination by IMS, the provisions of section 4.1.5 above shall be vacated in its entirety. Upon breach by IMS, dodo shall have the right to bring necessary legal claims against IMS.

5.6 Continuing Rights: No termination of this Agreement shall affect the rights of IMS to earned royalty payments and any other payments due IMS. Confidentiality obligations pursuant to Article 9 herein shall survive termination of this Agreement.

5.7 Cessation of Marketing: If dodo ceases efforts to market and sell dodo Product for a period of one (1) Quarter in an commercially reasonable manner as represented in dodo's Marketing Plan to be provided by dodo as specified in section 6.2 below, through no fault of IMS, IMS shall have the right to terminate this Agreement immediately with a notice given to dodo and the provisions of section 4.1.5 shall be vacated in its entirety.

5.8 Right to Sell-off Inventory: Upon termination of this Agreement for any reason dodo shall have the right to sell-off any remaining inventory of dodo Product subject to all the terms and conditions.


                        ARTICLE 6 - DUTIES OF THE PARTIES

6.1 Product Development Costs: dodo shall manage and fund further development of dodo Products at its discretion. Dodo shall be responsible for development of approximately ten (10) cosmetic products utilizing Axen for dodo's premium brand.

6.2 Marketing Plan: dodo shall provide IMS with dodo's marketing plans detailing the future planned marketing efforts throughout the term of this Agreement to be reviewed by IMS in advance, before or on June 1, 2001and the marketing plan, and dodo's performance thereof shall be attached to this Agreement as APPENDIX A.

6.3 Manufacturing: dodo shall be solely responsible for manufacturing, advertising, promoting, pricing and selling dodo Products in the Territory during the Term.

6.4 Regulatory Approval: dodo shall use diligent efforts to obtain, at its own expense, any necessary regulatory approval required to market dodo Products.

6.5 Trademark Supervision: dodo shall provide samples of dodo Product bearing any IMS or Silverion trademark to IMS prior to offering such dodo Product for sale to third parties. dodo further agrees to give IMS access to dodo manufacturing facilities, to permit IMS to determine and assure that a consistently high level of quality is maintained for all Products that bear a licensed IMS or Silverion trademark. IMS shall be responsible for registration of Silverion trademark in countries other than Korea at IMS's own expense. IMS further grants and dodo shall have no restrictions to use Silverion trademark on a world-wide basis for dodo Products.

6.6 Technology Support: IMS shall provide dodo with all necessary support in order for dodo to develop dodo Products utilizing Axen. Such support shall include but are not limited to all test conducted by IMS or independent lab in so far as it is related to the development of dodo Product in IMS's sole discretion; provision of IMS formula chemist; free and clear dialogs between dodo engineers IMS engineers; and, any proprietary information reasonably necessary for the development of dodo Products.

    6.6.1 On-Site Support: upon request by dodo, IMS shall make available IMS's formula chemist, engineers and marketing staff to visit dodo's facilities in an effort to develop dodo Product as necessary. Upon such visitation, IMS shall be responsible for all transportation costs for up to two (2) visits in any calendar year and dodo shall be responsible for the cost of room and board of such staff during their official visitation period. dodo shall be responsible for transportation and room and board of any further on-site support beyond the two(2) visits per calendar year specified above.


                  ARTICLE 7 - WARRANTIES AND INDEMINIFICATIONS

7.1 IMS Warranties: IMS hereby warrants that it has the right to enter into this Agreements and that no other party has any other interest in the subject matter hereof. IMS further warrants that it is not under any pre-existing obligations inconsistent with the provisions of this Agreement.

    7.1.1 Additional IMS Warranties: As of the Effective Date, IMS warrants that: (1) there are no fact or circumstance that may make any Patent invalid or unenforceable; (2) there are no other patent rights that may prevent dodo from using Product; (3) there are no claims, judgements, or settlements to be paid by IMS or pending claims relating to any patent; and (4) there are no infringement of any Patent by any third party in the Territory.

    7.1.2 Nothing in this Agreement shall be construed as an obligation to furnish any manufacturing process information except as otherwise specified under Section 6.6.

    7.1.3 Nothing in this Agreement shall be construed as a representation that any Product or any trademark will support the successful promotion, marketing or sale of the dodo Product.

7.2 dodo Warranties: dodo hereby warrants that it has the right to enter into this Agreements and that no other party has any other interest in the subject matter hereof. dodo further warrants that it is not under any pre-existing obligations inconsistent with the provisions of this Agreement.

    7.2.1 Additional dodo Warranties: As of the Effective Date, dodo warrants that: (1) there are no fact or circumstance that may make any Patent invalid or unenforceable; (2) there are no other patent rights that may prevent dodo from using Product; (3) there are no claims, judgements, or settlements to be paid by dodo or pending claims relating to any patent; and (4) there are no infringement of any Patent by any third party in the Territory.

    7.2.2 Nothing in this Agreement shall be construed as an obligation to furnish any manufacturing process information except as otherwise specified under Section 6.6.

    7.2.3 Nothing in this Agreement shall be construed as a representation that any Product or any trademark will support the successful promotion, marketing or sale of the dodo Product.

7.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

7.4 Indemnification by dodo: dodo shall indemnify, defend and hold harmless IMS and its officers, agents, servants and employees against any and all claims of or liabilities to third parties, including expenses and costs of claims and suits for any such third party's loss, damage, injury or loss of life, if such claims or liabilities:

    7.4.1 arise from commercial sale of any dodo Products;

    7.4.2 arise from actions of dodo or its officers, servants, or agents, or third parties acting on behalf of or under authorization from in the performance of this Agreement; or,

    7.4.3 Arise from the breach of this Agreement by dodo.

    7.4.4 Notification of Claim dodo shall promptly notify IMS upon dodo's receipt of notification of claims or liabilities described herein and shall cooperate fully with IMS , at dodo's expense, in the defense of such claims.

7.5 Indemnification by IMS: IMS shall indemnify, defend and hold harmless dodo and its officers, agents, servants and employees against any and all claims of or liabilities to third parties, including expenses and costs of claims and suits for any such third party's loss, damage, injury or loss of life, if such claims or liabilities:

    7.5.1 arise from commercial sale of Axen;

    7.5.2 arise from actions of IMS or its officers, servants, or agents, or third parties acting on behalf of or under authorization from in the performance of this Agreement; or,

    7.5.3 Arise from the breach of this Agreement by IMS.

    7.5.4 Notification of Claim IMS shall promptly notify dodo upon IMS's receipt of notification of claims or liabilities described herein and shall cooperate fully with dodo, at IMS's expense, in the defense of such claims.

7.6 Reimbursement: As the Parties intend full indemnification, all costs, expenses and fees, including attorney's fees and disbursements, incurred in enforcing this Article 7 shall also be reimbursed. Upon filing of any such claim or suit, aggrevied Party shall immediately notify the other Party thereof and the non-damaged Party may defend or settle any such action, or any part thereof brought against the damaged Party or pay damaged Party's counsel to defend same. Both parties' obligations under this Section are conditioned upon its being given (i) prompt notice of each such claim received in writing by either Party; and, (ii) the right to control and direct the investigation, defense and settlement of each such claim. The provisions of this Section shall survive the termination of this Agreement.

7.7 Claims by Third Parties: In the event a party to this Agreement is threatened with a suit by a third party rising out of this Agreement, the party being threatened shall give prompt Notice to the other party. The parties agree to confer together in such event and consult with one another with respect to the action to be taken.


                     ARTICLE 8 - CONFIDENTIALITY PROVISIONS

8.1 Confidentiality: IMS and dodo realize that some information received by one party from the other pursuant to this Agreement may be Confidential Information. Parties are responsible for specifying which information being provided are confidential in nature. Any Confidential Information shall not be disclosed by the receiving party to any third party and shall not be used by the receiving party for purposed other than those contemplated by this Agreement for a period of three (3) years from the cessation of this Agreement.

8.2 Additional Confidentiality Provisions: With respect to the Confidential Information provisions set forth in Paragraph 8.1:

    8.2.1 each party will use that level of care to prevent the use or disclosure of the other party's Confidential Information as it exercises in protection its own Confidential Information.

    8.2.2 Notwithstanding the foregoing dodo is permitted to disclose and use such Confidential Information to the extent reasonable necessary to exercise dodo license hereunder, provided that the Confidential Information is made subject to confidentiality restrictions consistent with those in this Agreement

    8.2.3 Upon termination of this Agreement each party shall return to the other or destroy all Confidential Information as to which the obligation of confidentiality has not expired, together with all copies and other forms of reproduction, except that a single archive copy of such Confidential Information my be retained by each party to monitor compliance with this Agreement.

8.3 Limitations on Confidentiality: The restrictions imposed under this Agreement shall not apply to the disclosure of any information necessary to obtain patents on inventions of the parties relating to the subject matter of this agreement, or to comply with the Korean or US laws or regulations, including, but not limited to, Korean and US laws governing the registration and sale of securities.

8.4 No Use of the name, of either party in any form of promotion or in connection with the sale of products, processes, devices, or designs or in license negotiations with third parties is permitted without prior written approval from the other party.

                               ARTICLE 9 - NOTICE

9.1 Notice: Notices to either Party required under the Agreement shall be in writing and shall for all purposes be deemed to be fully given and received by a party if actually received by such party or on the fifth (5th) day after mailing by express air mail, to such party at its address set forth above or to such other person or persons or address as may be designated by such party from time to time by written notice given as provided herein.

9.2 Oral Notice Ineffective: Notice not given in writing shall not be effective against the party to whom such Notice was given.


                           ARTICLE 10 - MISCELLANEOUS

10.1 Choice of Law and Forum: All disputes, controversies, or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration or a court of confident jurisdiction in Korea. This Agreement shall be interpreted and construed and the legal relations created herein shall be determined in accordance with the laws of the Republic of Korea.

10.2 Parties are Independent: Nothing in this Agreement shall be construed or interpreted as creating an agency, partnership, joint venture or similar business relationship between IMS and dodo. It is understood that the parties hereto are independent contractors with respect to each other and engage in the conduct of their own respective businesses. Neither party shall have any responsibility for the hiring, termination, compensation or benefits of the other party's employees. Neither IMS nor dodo is to be considered the agent or employee of the other for any purpose, and neither party has the right or authority to enter into any contracts or assume obligations for the other or to give any warranty or make any representation on behalf of the other party except where and to the extent specifically authorized in writing to do so.

10.3 Severability: Should any provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining provisions shall not be affected by such holding.

10.4 Merger and Integration: This Agreement embodies the entire understanding between the parties and merges all prior discussions between them, and neither party shall be bound by any definition, condition, warranty, representation or term other then as expressly stated in this Agreement or as subsequently or concurrently set forth in a writing signed by duly authorized representative of the parties hereto.

10.5 Counterparts: This agreement can be executed in any number of counterparts, each of which shall be deemed on original hereof, but all of which shall constitute one and the same instrument.

10.6 No Waiver of Rights: No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

10.7 Force Majeure: Neither Party shall be liable hereunder to the other Party nor shall be in breach for failure to deliver, provided failure to deliver is no greater than the delay in time caused by circumstances beyond control for either party, including but not limited to acts of God, fires, floods, riots, wars, civil disturbances, sabotage, accidents, labor disputes, government actions (including but not limited to priorities, requisitions, allocations and price adjustment restrictions).

10.8 Further Assurance: The parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement. The parties shall cooperate in all respects and, to the extent possible, have their employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.9 Records and Audit Rights: During the term of this Agreement and for five
     (5) years thereafter, dodo shall keep, complete, true and accurate records containing all the particulars that may be necessary to enable royalties payable to IMS hereunder to be determined, and permit said records to be inspected at any time during regular business hours, upon reasonable notice, but in no event more frequently than once during any twelve (12) month period, by an independent auditor appointed by IMS for this purpose and acceptable to dodo who shall report to IMS only the amount of royalty payable hereunder. This audit shall be at IMS expense unless audit shows an underpayment in amounts due IMS by five percent (5%) or more for any six-month royalty period in the periods subject to audit, in which case the reasonable costs of such audit shall be borne by dodo. The results of any such audit shall be Confidential Information.

10.10 Successors & Assigns: this Agreement shall bind and inure to the benefit of the heirs, successors and assigns of the parties hereto.

10.11 No Strict Construction: This Agreement has been prepared jointly and shall not be strictly construed against either part.

10.12 Consent Not Unreasonably Withheld: Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, such consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provision is made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised or delayed.

10.13 Bankruptcy: At least ninety (90) days prior to filing a petition in bankruptcy, each Party must Notify the other of its intention to file a petition in bankruptcy or, if known through statements or letters from a creditor or otherwise. A Party's failure to perform this obligation shall be deemed to be a material pre-petition incurable default and breach under this Agreement.

10.14 Assignment: Except for the provisions of section 5.2 above, neither Party shall transfer or assign any of its rights or delegate any of its obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the written consent of the other Party. Any purported transfer, assignment, or delegation by either Party without such or written consent shall be null and void ab initio and of no force or effect. Notwithstanding the foregoing, without securing such consent, either Party may upon written notice to the other Party assign this Agreement and its rights and obligations hereunder to any successor of such first Party by way of merger, consolidation, or the acquisition of substantially all of such first Party's business and assets relating hereto.

10.15 Singular and Plural: The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form as in each case the context may require.

10.16 Headings: The headings of the Articles of this Agreement are inserted for convenience only, and shall not constitute a part hereof.

10.17 References: All references herein to articles, section paragraphs and attachments shall be to articles, section paragraphs and attachments of this Agreement.

10.18 No Finder's Fee: The parties acknowledge that no "finder" has been involved in bringing the parties together and that no compensation is due to any third party(s) as a result of the execution of this Agreement.

10.19 Third Party Royalties: Except as otherwise expressly provided herein dodo shall not be liable for any royalty payments to any third party.

10.20 Costs of Agreement: The parties hereto shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

10.21 Amendment.: This Agreement shall not be amended, modified, or supplemented by the Parties in any manner, except by an instrument in writing signed on behalf of each Party and otherwise as set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in duplicate by their duly authorized officers.


Innovative Medical Services, Inc.               dodo & Company
Michael Krall, President                        Gyu Gun Choi, President
1725 Gillespie Way,                             Dabo Bldg., 577 Shinsa-Dong,
El Cajon, CA 92020                              Kangnam-Ku, Seoul, Korea


Sign: /s/ Michael L. Krall                      Sign:/s/ G. G. Choi
--------------------------                      -------------------
Date: 3/16/01                                   Date:3/5/01



                    Innovative Medical Services Asia (under incorporation) Min Sang Lee, President
                    Hanra Classic Officetel, Suite 710, Yeoksam-Dong, Kangnam-Ku, 824-11, Seoul, Korea


                    Sign: /s/ Min Sang Lee
                    ----------------------
                    Date: 3/16/01

Dodo Agreement Dated March 5, 2001

Appendix A:       Marketing Plan


[NOTE TO SEC EXHIBIT 10.5: THE MARKETING PLAN REFERENCED IN SECTION 6.2 OF THE AGREEMENT WAS NEVER PROVIDED TO THE REGISTRANT BY DODO]


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